Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333‑233544, No. 333‑213544, No. 333-207077, No. 333-201008, No. 333-184162, No. 333-183504, No. 333-171161, No. 333-149854, and No. 333-148681) on Form S-3 and the registration statements (No. 333-214885, No. 333-213545, No. 333-175355, No. 333-167755, and No. 333-127001) on Form S-8 of our report dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedules I to IV of American Equity Investment Life Holding Company.

/s/ KPMG LLP
Des Moines, Iowa
March 1, 2022